                                                            EXHIBIT 99.(a)(5)(v)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Common Shares or Preferred Shares (each as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated January 5, 2001, and the related Letters of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Common Shares and Preferred Shares. The Offer, however, is not being made to (nor will tenders be accepted from or on behalf of) holders of Common Shares or Preferred Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Common Shares and Preferred Shares in such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                       (together with associated rights)
                                       of
                            Litton Industries, Inc.
                                       at
                          $80.00 Net Per Common Share
                                      and
        All Outstanding Shares of Series B $2 Cumulative Preferred Stock

                                       of
                            Litton Industries, Inc.

                                       at
                         $35.00 Net Per Preferred Share
                                       by
                             LII Acquisition Corp.
                          a wholly owned subsidiary of
                          Northrop Grumman Corporation


     LII Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Northrop Grumman Corporation, a Delaware corporation ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $1.00 per share (together with the associated rights to purchase preferred stock of Litton Industries, Inc. (the "Company") pursuant to the Rights Agreement dated as of August 17, 1994 between the Company and The Bank of New York, the "Common Shares") and all of the outstanding shares of Series B $2 Cumulative Preferred Stock, par value $5.00 per share (the "Preferred Shares"), of the Company, at a price of $80.00 per Common Share and $35.00 per Preferred Share, net to the seller in cash, less any required withholding of taxes and without payment of any interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January
5, 2001 (the "Offer to Purchase") and in the related Letter of Transmittal for the Common Shares and the related Letter of Transmittal for the Preferred Shares (each individually, a "Letter of Transmittal," together, the "Letters of Transmittal," and which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer").

     Tendering stockholders who have Common Shares and/or Preferred Shares registered in their names and who tender directly will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letters of Transmittal, transfer taxes on the purchase of Common Shares and/or Preferred Shares pursuant to the Offer. Stockholders who hold their Common Shares and/or Preferred Shares through a broker or bank should consult such institution as to whether it charges any service fees. Parent or Purchaser will pay all charges and expenses of the Depositary, the Information Agent and the Dealer Manager incurred in connection with the Offer.

--------------------------------------------------------------------------------
 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON FRIDAY, FEBRUARY 2, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------


     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 21, 2000 (the "Merger Agreement"), among Parent, Purchaser and the Company, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the "Merger"). On the effective date of the Merger (the "Effective Time"), each outstanding Common Share (other than Common Shares held in the Company's treasury, by any subsidiary of the Company, or by Parent, Purchaser or any subsidiary of Parent or by stockholders who have properly perfected appraisal rights under Delaware law) will by virtue of the Merger, and without any action by the holder thereof, be cancelled and converted into the right to receive $80.00 per Common Share in cash, or any higher price paid pursuant to the Offer without interest. The Merger Agreement is more fully described in section 12 of the Offer to Purchase.

     THE BOARD OF DIRECTORS OF THE COMPANY (I) HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, (II) HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTEREST OF, THE HOLDERS OF COMMON SHARES, AND (III) UNANIMOUSLY RECOMMENDS THAT THE COMMON STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR COMMON SHARES PURSUANT TO THE OFFER. THE BOARD OF DIRECTORS OF THE COMPANY IS NOT MAKING ANY RECOMMENDATION TO HOLDERS OF PREFERRED SHARES AS TO WHETHER THEY SHOULD ACCEPT THE OFFER AND TENDER THEIR PREFERRED SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A TOTAL OF AT LEAST 25,562,006 COMMON SHARES AND PREFERRED SHARES, WHICH REPRESENTS A MAJORITY OF THE TOTAL OUTSTANDING COMMON SHARES AND PREFERRED SHARES ON A FULLY-DILUTED BASIS, AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENT ACT OF 1976, AS AMENDED, AND, TO THE EXTENT REQUIRED, THE APPROVAL OF THE MERGER BY THE COMMISSION OF THE EUROPEAN UNION UNDER REGULATION (EEC) NO. 4064/89 OF THE COUNCIL OF THE EUROPEAN UNION. THE OFFER ALSO IS SUBJECT TO OTHER TERMS AND CONDITIONS.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Common Shares and Preferred Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to EquiServe Trust Company (the "Depositary") of its acceptance for payment of such Common Shares and Preferred Shares pursuant to the Offer.

     Upon the terms and subject to the conditions of the Offer, payment for Common Shares and Preferred Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for all tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Common Shares and/or Preferred Shares have been accepted for payment.

     In all cases, payment for Common Shares and Preferred Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing the Common Shares and/or Preferred Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Common Shares and/or Preferred Shares, (ii) a Letter of Transmittal to tender Common Shares and/or a Letter of Transmittal to tender Preferred Shares (or a manually signed facsimile therof), properly completed and duly executed, with any required signature guarantees of, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of such Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED COMMON SHARES AND TENDERED PREFERRED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The purpose of the Offer is to acquire control of, and the entire common equity interest in, the Company. The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, Purchaser may, except as provided in the Merger Agreement, (i) terminate the Offer and return all tendered Common Shares and all tendered Preferred Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all such Common Shares and Preferred Shares until the expiration of the Offer as so extended, (iii) waive such condition and purchase all Common Shares and Preferred Shares validly tendered and not withdrawn prior to the expiration of the Offer, or (iv) delay acceptance for payment or payment for Common Shares and Preferred Shares, subject to applicable laws, until satisfaction or waiver of the conditions to the Offer.

     The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, February 2, 2001, unless and until Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. Subject to the applicable rules and regulations of the Securities and Exchange Commission, applicable law and the terms of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time, from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as possible by a public announcement thereof not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer is scheduled to expire. During any such extension, all Common Shares and Preferred Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw its Common Shares and/or Preferred Shares.

     Tenders of Common Shares and Preferred Shares made pursuant to the Offer are irrevocable except that such Common Shares and Preferred Shares may be withdrawn at any time prior to Friday, February 2, 2001. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after Tuesday, March 6, 2001, unless theretofore accepted for payment as provided in the Offer to Purchase.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Common Shares and/or Preferred Shares to be withdrawn, the number of Common Shares and/or Preferred Shares to be withdrawn and the names in which the certificate(s) evidencing the Common Shares and/or Preferred Shares to be withdrawn are registered, if different from the name of the person who tendered such Common Shares and/or Preferred Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Common Shares and/or Preferred Shares have been tendered for the account of any Eligible Institution. If Common Shares and/or Preferred Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Common Shares and/or Preferred Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. If certificates for Common Shares and/or Preferred Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Common Shares and/or Preferred Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser or its designee, in its sole discretion, which determination shall be final and binding. None of Purchaser, Parent, the Dealer Manager (listed below), the Depositary, the Information Agent (listed below) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Common Shares and/or Preferred Shares may not be rescinded, and any Common Shares and/or Preferred Shares properly withdrawn will be considered not validly tendered for purposes of the Offer. However, withdrawn Common Shares and/or Preferred Shares may be retendered by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. The Offer to Purchase, the related Letters of Transmittal and other relevant materials will be mailed to record holders of Common Shares and Preferred Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Common Shares and Preferred Shares.

     THE OFFER TO PURCHASE AND THE LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Stockholders may request additional copies of the Offer to Purchase, the related Letters of Transmittal and other tender offer materials from the Information Agent, the Dealer Manager or their broker, dealer, commercial bank or trust company. Such additional copies will be furnished at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of Common Shares and/or Preferred Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                            GEORGESON SHAREHOLDER
                             COMMUNICATIONS, INC.
                          17 State Street, 10th Floor
                           New York, New York  10004
               Bankers and Brokers Call Collect: (212) 440-9800

                     All Others Please Call: (800) 223-2064

                      The Dealer Manager for the Offer is:

                             SALOMON SMITH BARNEY
                              388 Greenwich Street
                               New York, New York 10013
                        Call Toll Free: (877) 319-4978

January 5, 2001